EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Ownership Interest	Names Under Which Subsidiary Does Business
Northern Instruments
Corporation, LLC	Ohio	100%	Same
NTI Facilities, Inc.	Ohio	100%	Same